Exhibit 2

RITA MEDICAL SYSTEMS, INC.

AMENDMENT NO. 1 TO PREFERRED SHARES RIGHTS AGREEMENT

This Amendment No. 1 To Preferred Shares Rights Agreement (this “Amendment”) is made as of May 12, 2004 between Rita Medical Systems, Inc., a Delaware corporation (the “Company”), and U.S. Stock Transfer Corporation (the “Rights Agent”).

Whereas, the Company and the Rights Agent entered into that certain Preferred Shares Rights Agreement, dated as of July 31, 2001 (the “Rights Agreement”) (capitalized terms used in this Amendment but not defined herein shall have the meaning assigned to them in the Rights Agreement); and

Whereas, the Company and the Rights Agent desire to amend the Rights Agreement as provided below.

Now, Therefore, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Amendment No. 1 to Preferred Shares Rights Agreement hereby agree as follows:

1.	Amendment.

(a) The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, no Person nor any of its Affiliates or Associates shall be deemed to be an Acquiring Person, either individually or collectively, solely by virtue of (i) the public announcement of the Merger Agreement or the Merger, (ii) the acquisition of Common Shares pursuant to the Merger, (iii) the execution of the Merger Agreement or (iv) the consummation of the Merger or of the other transactions contemplated in the Merger Agreement.”

(b) The definition of “Triggering Event” in Section 1(z) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, no Triggering Event shall be deemed to have occurred solely as the result of (i) the public announcement of the Merger Agreement or the Merger, (ii) the acquisition of Common Shares pursuant to the Merger, (iii) the execution of the Merger Agreement or (iv) the consummation of the Merger or of the other transactions contemplated in the Merger Agreement.”

(c) The following definitions shall be added to Section 1 of the Rights Agreement:

“(aa) “Merger Agreement” means the Agreement and Plan of Merger dated as of May 12, 2004, among the Company, Hornet Acquisition Corp. and Horizon Medical Products, Inc. “

“(bb) “Merger” means the merger of Hornet Acquisition Corp. with and into Horizon Medical Products, Inc., as set forth in the Merger Agreement.”

(d) Section 3.1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, neither a Shares Acquisition Date nor a Distribution Date shall be deemed to have occurred solely as the result of (i) the public announcement of the Merger Agreement or the Merger, (ii) the acquisition of Common Shares pursuant to the Merger, (iii) the execution of the Merger Agreement or (iv) the consummation of the Merger or of the other transactions contemplated in the Merger Agreement.”

2.   No Other Amendment. Except as modified by this Amendment, the Rights Agreement shall remain in full force and effect without any modification. By executing this Amendment below, the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 27 of the Rights Agreement. This Amendment shall be deemed an amendment to the Rights Agreement and shall become effective when executed and delivered by the Company and the Rights Agent as provided under Section 27 of the Rights Agreement.

3.   Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto, shall remain in full force and effect in all respects. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment shall govern.

4.   Counterparts. This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

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The parties hereto have caused this Amendment to be executed and delivered as of the day and year first written above.

RITA Medical Systems, Inc.

By: /s/ Joseph DeVivo

Name: Joseph DeVivo

Title: President and Chief Executive Officer

U.S. Stock Transfer Corporation

By: /s/ Richard Tilton

Name: Richard Tilton

Title: Assistant Vice President

[Signature Page to Amendment No. 1 to Preferred Shares Rights Agreement]